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                                                                    EXHIBIT 10.1

                              WILLBROS GROUP, INC.

                                 SEVERANCE PLAN

                           ---------------------------

             (AS AMENDED AND RESTATED EFFECTIVE SEPTEMBER 25, 2003)

         WHEREAS, the WILLBROS GROUP, INC. (the "Company") has heretofore adopted the WILLBROS GROUP, INC. SEVERANCE PLAN, hereinafter referred to as the "Plan," for the benefit of certain designated participants; and

         WHEREAS, the Company desires to restate the Plan and to amend the Plan in several respects, intending thereby to provide an uninterrupted and continuing program of benefits;

         NOW THEREFORE, the Plan is hereby restated in its entirety as follows with no interruption in time, effective as of September 25, 2003, except as otherwise indicated herein:

                             ARTICLE I. DEFINITIONS

         1.1 DEFINITIONS. In addition to the terms defined elsewhere herein, the following words and phrases, when used herein with initial capital letters, shall have the following respective meanings:

                  1.1.1 "Act" means the United States Securities and Exchange Act of 1934, as amended.

                  1.1.2 "Annual Base Compensation" means the amount a Participant is entitled to receive as wages or salary on an annualized basis, excluding all bonus, overtime and incentive compensation, payable by an Employer as consideration for the Participant's services.

                  1.1.3 "Board" means the Board of Directors of the Company.

                  1.1.4 "Change in Control" means and shall be deemed to have occurred if (i) any Person, other than the Company or a Related Party, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the total voting power of all the then outstanding Voting Securities, (ii) any Person, other than the Company or a Related Party, purchases or otherwise acquires under a tender offer, securities representing thirty percent (30%) or more of the total voting power of all the then outstanding Voting Securities,
         (iii) the individuals (a) who as of the Effective Date (with respect to the Company) constitute the Board or (b) who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors as of the Effective Date (with respect to the Company) or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board, (iv) the stockholders of the Company approve a



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         merger, consolidation, recapitalization or reorganization of the
         Company or an acquisition by the Company, or any such transaction is consummated if stockholder approval is not obtained (other than any such merger, consolidation, recapitalization, reorganization, acquisition or transaction which would result in the Voting Securities outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity (or if the surviving entity is a subsidiary of another entity, then of the parent entity of such surviving entity), at least sixty percent (60%) of the total voting power represented by the voting securities of the surviving entity (or parent entity) outstanding immediately after such transaction and in or as a result of which the voting rights of each Voting Security relative to the voting rights of all other Voting Securities are not materially altered), (v) the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than any such transaction which would result in a Related Party owning or acquiring more than fifty percent (50%) of the assets owned by the Company immediately prior to the transaction, or (vi) the Board or the appropriate committee thereof adopts a resolution to the effect that a Change in Control has occurred.

                  1.1.5 "Code" means the United States Internal Revenue Code of 1986, as amended.

                  1.1.6 "Company" means Willbros Group, Inc. and any successor thereto.

                  1.1.7 "Disability" means a physical or mental incapacity of a Participant which substantially prevents the Participant, after reasonable accommodation, from performing the essential functions of his duties as they existed immediately prior to a Change in Control on a full-time basis for a period of six (6) calendar months out of any twelve (12) consecutive calendar month period and which could reasonably be expected to continue for a period of at least eighteen
         (18) months following such twelve (12) month period.

                  1.1.8 "Effective Date" means September 25, 2003 as to this restatement of the Plan with respect to the Company and each Subsidiary that has adopted the Plan prior to such date. If a Subsidiary adopts the Plan after such date, then the Effective Date for such Subsidiary and its Employees who are Participants shall be the date specified in the document by which the Subsidiary adopts the Plan.

                  1.1.9 "Employee" means an officer and employee of an Employer.

                  1.1.10 "Employer" means the Company or a Subsidiary which has adopted the Plan pursuant to Article IV hereof.

                  1.1.11 "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

                  1.1.12 "Good Reason" means the occurrence, in anticipation of, or within eighteen (18) months following, a Change in Control, of any of the following events, unless the Participant has consented thereto:



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                           (i) any reduction in the rate of the Participant's
                  Annual Base Compensation;

                           (ii) a change in the location of a Participant's
                   principal place of employment by the Employer by fifty (50) miles or more from the location where he was principally employed immediately prior to the date on which a Change in Control occurs;

                           (iii) a significant reduction in the nature or scope
                   of a Participant's authorities, duties or title from those applicable to such Participant immediately prior to the date on which a Change in Control occurs, determined by taking into consideration, among other factors, the Company's status prior to a Change in Control as an independent corporation whose equity securities are publicly traded if the Participant's authorities or duties encompass or are affected by such matters (without limiting the scope of the foregoing, but by way of example, if a Participant's authorities or duties prior to a Change in Control involve handling issues associated with a corporation whose equity securities are publicly traded and the Participant ceases to have such authorities or duties after a Change in Control, then a significant reduction in the nature or scope of the Participant's authorities or duties shall be deemed to have occurred);

                           (iv) a reduction in a Participant's target
                   opportunity under any applicable Incentive Plan from that provided to such Participant immediately prior to the date on which a Change in Control occurs;

                           (v) a diminution in benefits (including but not
                   limited to medical, dental, life insurance, and long-term disability plans) and perquisites applicable to such Participant from the greater of (a) the benefits and perquisites provided by the Employer (including its subsidiaries) to officers with comparable duties or (b) the benefits and perquisites to which such Participant was entitled immediately prior to the date on which a Change in Control occurs; or

                           (vi) a diminution in a Participant's eligibility to
                   participate in Incentive Plans which provide opportunities to receive compensation which are the greater of (a) the opportunities provided by the Employer (including its subsidiaries) for officers with comparable duties or (b) the opportunities under any such plans under which such Participant was participating immediately prior to the date on which a Change in Control occurs.

          For purposes of this Subsection 1.1.12, whether an event constitutes "Good Reason" if such event occurs "in anticipation of a Change in Control" shall be determined by considering the Participant's Annual Base Compensation, location of employment, nature or scope of authorities, duties or title, eligibility to participate in, or target opportunity under, any applicable Incentive Plan, and benefits and perquisites immediately prior to the date of any such reduction, change or diminution thereof, rather than immediately prior to the date of the Change in Control. Further, for purposes of this Subsection 1.1.12, an event "in anticipation of a Change in Control" shall be deemed to include, but



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         shall not be limited to, an event that occurs (I) within the three
         (3)-month period ending on the date of the Change in Control, (II) during a Potential Change in Control Period, or (III) at the request of a third party who has taken steps reasonably calculated to effect a Change in Control.

                  1.1.13 "Incentive Plan" means any of the Company's stock option plans, management incentive plans, sales incentive plans and other incentive or bonus plans or arrangements in existence on the Effective Date or any additional or successor plans in effect on or before the relevant date of termination and providing substantially equivalent or better incentive opportunities for Employees.

                  1.1.14 "Participant" means an Employee selected for participation in the Plan pursuant to Section 2.1 hereof.

                  1.1.15 "Person" shall have the meaning assigned in the Act.

                  1.1.16 "Plan" means the Willbros Group, Inc. Severance Plan, as amended from time to time.

                  1.1.17 "Potential Change in Control Period" means the period beginning on the date a "Potential Change in Control" arises and continuing for the period specified below. A Potential Change in Control shall be deemed to arise on the date (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, (ii) any Person (including the Company) publicly announces an intention to take actions which if consummated would constitute a Change in Control, (iii) any Person, other than the Company or a Related Party, files with the Federal Trade Commission a notification and report form pursuant to the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to any Voting Securities or a major portion of the assets of the Company, or (iv) the Board or the appropriate committee thereof adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has arisen. A Potential Change in Control shall be deemed to continue (a) with respect to an agreement within the purview of clause (i) of the preceding sentence, until the agreement is canceled or terminated, (b) with respect to an announcement within the purview of clause (ii) of the preceding sentence, until the Person making the announcement publicly abandons the stated intention or falls to act on such intention for a period of twelve (12) calendar months,
         (c) with respect to the filing of a notification and report form within the purview of clause (iii) of the preceding sentence with respect to Voting Securities, until the Person involved publicly announces that its ownership or acquisition of such Voting Securities is for investment purposes only and not for the purpose of seeking a Change in Control, or (d) with respect to any Potential Change in Control, until a Change in Control has occurred or the Board or the appropriate committee thereof, on reasonable belief after due investigation, adopts a resolution that the Potential Change in Control has ceased to exist.

                  1.1.18 "Related Party" means (i) a Subsidiary, (ii) an employee or group of employees of the Company or any Subsidiary, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, or (iv) a



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         corporation owned directly or indirectly by the stockholders of the
         Company in substantially the same proportion as their ownership of stock of the Company.

                  1.1.19 "Severance Benefit" means the amounts payable and benefits provided in accordance with Section 3.3 hereof.

                  1.1.20 "Severance Compensation" means, with respect to each Participant, the sum of the following:

                           (i) the greater of such Participant's Annual Base
                  Compensation at the rate in effect (a) immediately prior to the date of the Change in Control, (b) immediately prior to the occurrence of an event constituting Good Reason, or (c) on the date of such Participant's termination of employment; and

                           (ii) the Participant's greatest annual cash bonus
                  received during the thirty-six (36) month period ending on the date of the Change in Control (or, if such Participant's termination of employment occurs prior to the date of the Change in Control, then ending on the date of such termination).

                  1.1.21 "Severance Administration Committee" means the committee appointed by the Board to administer the Plan.

                  1.1.22 "Subsidiary" means any corporation, partnership, limited liability company or joint venture in which the Company, directly or indirectly, holds a majority of the voting power of such corporation's outstanding shares of capital stock or a majority of the capital or profits interests of such partnership, limited liability company or joint venture.

                  1.1.23 "Voting Securities" means any securities of the Company which carry the right to vote generally in the election of directors.

                             ARTICLE II. ELIGIBILITY

         2.1 PARTICIPATION. An Employee shall be entitled to be a Participant if he is selected for participation by the Board and signs a letter any time prior to the time a Change in Control occurs agreeing to the terms of the Plan, including, but not limited to, the Plan provisions precluding the Participant from competing with the Employers and their respective Subsidiaries for specified periods following termination of employment.

         2.2 DURATION OF PARTICIPATION. A Participant shall cease to be a Participant when he ceases to be an Employee, unless such Participant is then entitled to a Severance Benefit. A Participant entitled to a Severance Benefit shall remain a Participant until the full amount of the Severance Benefit has been provided to such Participant.



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                 ARTICLE III. SEVERANCE BENEFIT, NONCOMPETITION
                              AND GROSS-UP PAYMENT

         3.1 RIGHT TO SEVERANCE BENEFIT. Subject to the obligations of each Participant under Section 3.4 hereof, a Participant shall be entitled to receive a Severance Benefit from his Employer (or the Company in accordance with Article IV hereof) if the Participant's employment by the Employer shall terminate for any reason specified in Subsection 3.2.1 hereof.

         3.2 TERMINATION OF EMPLOYMENT.

                  3.2.1 TERMINATIONS WHICH GIVE RISE TO A SEVERANCE BENEFIT UNDER THIS PLAN.

                           3.2.1.1 Except as set forth in Subsection 3.2.2
                  hereof, any involuntary termination of employment of a Participant by action of the Employer prior to a Change in Control (excluding any transfer to another Employer) other than a termination described in Subsection 3.2.1.2 hereof shall entitle the Participant to a Severance Benefit under Subsection 3.3.1 hereof.

                           3.2.1.2 Except as set forth in Subsection 3.2.2
                  hereof, any termination of employment of a Participant with an Employer by action of the Employer in anticipation of, or within three (3) years following, a Change in Control (excluding any transfer to another Employer) shall entitle the Participant to a Severance Benefit under Subsection 3.3.2 hereof.

                           3.2.1.3 Any termination of employment of a
                  Participant with an Employer pursuant to a resignation by the Participant for Good Reason in anticipation of, or within eighteen (18) months following, a Change in Control shall entitle the Participant to a Severance Benefit under Subsection 3.3.2 hereof.

         For purposes of this Section 3.2.1, a termination of employment of a Participant "in anticipation of a Change in Control" shall be deemed to include, but shall not be limited to, a termination that occurs (i) within the three (3)-month period ending on the date of the Change in Control, (ii) during a Potential Change in Control Period, or (iii) at the request of a third party who has taken steps reasonably calculated to effect a Change in Control.

                  3.2.2 TERMINATIONS WHICH DO NOT GIVE RISE TO A SEVERANCE BENEFIT UNDER THIS PLAN. If a Participant's employment with an Employer is terminated for cause (as defined below), by reason of the Participant's voluntary resignation (other than a resignation described in Subsection 3.2.1.3 hereof), or due to the sale of a business (as defined below), the Participant shall not be entitled to a Severance Benefit, regardless of the occurrence of a Change in Control.

                           3.2.2.1 A "termination for cause" shall have occurred
                  when a Participant is terminated for (i) willful failure by the Participant to substantially perform his duties, other than any such failure resulting from a Disability, which results in a significantly adverse effect upon the Company or a Subsidiary,



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                  (ii) gross negligence or willful misconduct of the Participant which results in a significantly adverse effect upon the Company or a Subsidiary, or (iii) willful violation or disregard by the Participant of any published policy of the Company or his Employer which results in a significantly adverse effect upon the Company or a Subsidiary.

                           3.2.2.2 A "termination due to the sale of a business"
                  shall have occurred when the Company or Participant's Employer has sold or otherwise disposed of a Subsidiary, branch or other business unit (or all or substantially all of the assets thereof), in which the Participant was employed before such sale or disposition, to any Person, other than the Company or a Related Party (except an employee or group of employees of the Company or a Subsidiary), and the Participant has been offered employment with the acquiror of such Subsidiary, branch or unit on substantially the same terms and conditions under which he worked for his Employer. Such terms and conditions shall include an agreement or plan binding on such acquiror, providing that, upon any termination of employment with the acquiror of the sort described in Subsection 3.2.1 hereof within one (1) year after such sale or disposition, the acquiror shall provide to the former Participant the Severance Benefit that such former Participant would have received under the Plan had he been a Participant at the time of such termination (excluding any benefit described in Subsection 3.3.2(iii) hereof). For purposes of this Subsection 3.2.2.2, the acquiror's agreement or plan must treat compensation paid to the former Participant by the Company, its Subsidiaries and the acquiror as compensation paid by the acquiror for purposes of calculating any Severance Benefit.

         3.3 SEVERANCE BENEFIT.

                  3.3.1 If a Participant's employment is terminated under circumstances described in Subsection 3.2.1.1 hereof, the Participant's Employer shall pay such Participant without the necessity of a claim being made under Section 7.8 hereof, within sixty (60) business days after the date such termination takes effect, an amount equal to one hundred percent (100%) of the Participant's Annual Base Compensation at the rate in effect on the date immediately preceding such termination.

                  3.3.2 If a Participant's employment is terminated under circumstances described in Subsection 3.2.1.2 or Subsection 3.2.1.3 hereof, the Participant shall be entitled to receive, without the necessity of a claim being made under Section 7.8 hereof, the following severance benefits:

                           (i) a lump sum cash payment in an amount equal to
                  three hundred percent (300%) of the Participant's Severance Compensation, which shall be paid by the Participant's Employer within ten (10) business days after the date such Participant's termination of employment takes effect;

                           (ii) a lump sum cash payment (which shall be paid by
                  the Participant's Employer at the same time the payment described in Subsection 3.3.2(i) hereof is



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                  paid) in an amount equal to (a) the aggregate annual target opportunity under all applicable Incentive Plans that could have been earned by such Participant for the fiscal year of the Employer during which such Participant's termination of employment occurs (determined as if all applicable goals and targets had been satisfied in full), multiplied by (b) a fraction, the numerator of which is the number of days during the period beginning on the first day of such fiscal year and ending on the date such Participant's termination of employment takes effect, and the denominator of which is 365;

                           (iii) all of the outstanding stock options,
                  restricted stock awards and other equity based awards granted by the Company and the Subsidiaries to such Participant shall become fully vested and immediately exercisable in full on the date of such Participant's termination of employment; and

                             (iv) such Participant and those of his dependents
                  (including his spouse) who were covered under the medical, dental and life insurance benefit plans maintained by the Employer on the day prior to such Participant's termination of employment shall continue to be covered under such plans during the period beginning on the date of such Participant's termination of employment and ending twenty-four (24) months after such date at a cost to such Participant that is no greater than the lesser of (a) the cost of such coverage paid by such Participant immediately prior to such Participant's termination of employment or (b) the cost of such coverage paid by such Participant immediately prior to the Change in Control; provided, however, that (I) the benefits and terms of each such coverage shall be no less favorable in the aggregate than that provided to such Participant immediately prior to the Change in Control and (II) coverage under a particular medical, dental or life insurance benefit plan shall immediately end upon such Participant's obtainment of new employment and coverage under a similar welfare benefit plan maintained by such Participant's new employer (with such Participant being obligated hereunder to promptly report such new coverage to the Company); provided, further, that if such continued coverage will have adverse tax consequences to such Participant as compared to the tax consequences associated with similar coverage provided to an active executive employee, then the Employer shall provide identical coverage through individual policies that do not have such adverse tax consequences or otherwise pay to such Participant a cash gross-up payment to make such Participant whole (on an after-tax basis) for such adverse tax consequences. Nothing herein shall be deemed to adversely affect in any way the additional rights, after consideration of this extension period, of such Participant and his eligible dependents to health care continuation coverage as required pursuant to Part 6 of Title I of ERISA.



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                  3.3.3 The Severance Benefit shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options and other benefits which may be owed to a Participant following termination (which are not contingent on any Change in Control preceding such termination), including but not limited to accrued vacation or sick pay, amounts or benefits payable under any bonus or other compensation plans, any life insurance plan, health plan, disability plan, or any similar or successor plans.

                  3.3.4 The Participant shall not be required to mitigate damages or the amount of his Severance Benefit by seeking other employment or otherwise, nor shall the amount of his Severance Benefit be reduced by any compensation earned by the Participant as a result of employment after his termination of employment with an Employer.

                  3.3.5 This Plan is intended to be a welfare plan under Section 3(1) of ERISA, and if this Plan were found to be a pension plan under
         Section 3(2) of ERISA, the Plan is intended to qualify as a plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(3) and 401(a)(1) of ERISA.

         3.4 NON-COMPETITION.

                  3.4.1 The Employers (or their respective Subsidiaries) have disclosed to each Participant, or placed each Participant in a position to have access to or develop, trade secrets or confidential information of the Employers (or their respective Subsidiaries), entrusted each Participant with business opportunities of the Employers (or their respective Subsidiaries) and/or placed each Participant in a position to develop business good will on behalf of the Employers (or their respective Subsidiaries) during their employment with the Employers (or their respective Subsidiaries). In consideration for any Severance Benefit, to protect the trade secrets and confidential information of the Employers (or their respective Subsidiaries) that have been and will in the future be disclosed or entrusted to each Participant, the business good will of the Employers (or their respective Subsidiaries) that has been and will in the future be developed in each Participant, or the business opportunities that have been and will in the future be disclosed or entrusted to each Participant by the Employers (or their respective Subsidiaries), each Participant agrees to the noncompetition obligations set forth in this Section 3.4.

                  3.4.2 In consideration for any Severance Benefit under Subsection 3.3.1 hereof, each Participant agrees that, for a period of twelve (12) months after his termination of employment, he will not compete, directly or indirectly, with the businesses being conducted by the Employers (and their respective Subsidiaries) on the date of his termination of employment in the countries where the Employers (and their respective Subsidiaries) are then conducting business.

                  3.4.3 In consideration for any Severance Benefit under Subsection 3.3.2 hereof, each Participant agrees that, for a period of twenty-four (24) months after his termination of employment, he will not compete, directly or indirectly, with the businesses being



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         conducted by the Employers (and their respective Subsidiaries) on the date of his termination of employment in the countries where the Employers (and their respective Subsidiaries) are then conducting business.

         3.5 GROSS-UP PAYMENT. Notwithstanding anything to the contrary in this Plan, if a Participant is a "disqualified individual" (as defined in Section 280G(c) of the Code) and if the Severance Benefit provided for in Section 3.3 hereof, together with any other payments or benefits which the Participant has the right to receive from the Company and the Subsidiaries (the "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), the Employer shall pay to such Participant an additional payment (a "Gross-up Payment") in an amount such that after payment by such Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, the Participant retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. The Severance Administration Committee shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. The Participant shall notify the Company immediately in writing of any claim by the Internal Revenue Service which, if successful, would require the Employer to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Severance Administration Committee) within five days of the receipt of such claim. The Company shall notify the Participant in writing at least five days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, then the Participant shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company's action. If, as a result of the Company's action with respect to a claim, the Participant receives a refund of any amount paid by the Employer with respect to such claim, then the Participant shall promptly pay such refund to the Employer. If the Company fails to timely notify the Participant whether it will contest such claim or the Company determines not to contest such claim, then the Employer shall immediately pay to the Participant the portion of such claim, if any, which it has not previously paid to the Participant.

                       ARTICLE IV. PARTICIPATING EMPLOYERS

         This Plan may be adopted by any Subsidiary. Upon such adoption, the Subsidiary shall become an Employer and the provisions of the Plan shall be fully applicable to the Employees of that Subsidiary who are designated Participants by the Board. This Plan establishes and vests in each Participant a contractual right to the relevant benefits hereunder, enforceable by the Participant against his Employer. The Company agrees unconditionally to guarantee the performance by, and obligation of, each Employer under the Plan.



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                        ARTICLE V. SUCCESSOR TO EMPLOYER

         This Plan shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) which becomes such after a Change in Control has occurred to all or substantially all of the business and/or assets of any Employer in the same manner and to the same extent that the Employer would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor (which becomes such after a Change in Control has occurred) would not by the foregoing provision or by operation of law be bound by this Plan, the Employer shall require such successor expressly and unconditionally to assume and agree to perform the Employer's obligations under this Plan, in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place. The terms "Company" and "Employer," as used in this Plan, shall mean the Company or an Employer, respectively, as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

                       ARTICLE VI. DURATION AND AMENDMENT

         6.1 DURATION. The initial term of the Plan shall be the period beginning on the Effective Date and ending on (and including) December 31, 2006. Beginning on the last day of such initial term, and on each successive anniversary of such date, the term of the Plan shall be extended automatically for an additional successive one (1)-year term; provided, however, that if, at least six (6) months prior to the last day of any such term, the Company shall give to the Participants written notice that no such automatic extension shall occur, then this Plan shall terminate on the last day of such term. This Plan shall remain in effect until so terminated by the Company. Failure of the Company to provide the required notice to Participants shall be considered as an extension of this Plan for an additional one (1)-year term. Notwithstanding anything to the contrary contained in this "sunset provision," if a Change in Control occurs while this Plan is in effect, then this Plan shall not be subject to termination under this "sunset provision," and this Plan shall remain in force for a period of three (3) years after such Change in Control, and if within said three-year period the contingency factors occur which would entitle a Participant to the benefits as provided herein, then this Plan shall remain in effect in accordance with its terms. If, within such three (3) years after a Change in Control, the contingency factors that would entitle a Participant to said benefits do not occur, thereupon this "sunset provision" shall again be applicable for an additional one (1)-year term to commence at the expiration of said three (3) years after such Change in Control, and the Company shall be entitled to provide written notice to the Participants as hereinbefore provided of the non-extension of the term during such additional one (1)-year term.

         6.2 AMENDMENT. The Plan may not be amended except for: (i) an amendment that increases the benefits payable under the Plan or otherwise constitutes a bona fide improvement of a Participant's rights under the Plan, or (ii) an amendment which decreases the benefits of a Participant that is consented to in writing by such Participant.

         6.3 EFFECT OF RESTATEMENT. Notwithstanding any provision herein to the contrary, this amendment and restatement of the Plan shall apply to an individual who was a Participant in the Plan immediately prior to the effective date of this amendment and restatement only if such individual consents in writing to such application. If such an individual fails to give such written consent, then the Plan as in effect immediately prior to this amendment and restatement shall continue to apply to such individual, including, without limitation, the provision of such Plan providing for its expiration on December 31, 2003.

                          ARTICLE VII. ADMINISTRATION

         7.1 FIDUCIARIES. Under certain circumstances, the Board or the Severance Administration Committee may be determined by a court of law to be a fiduciary with respect to a particular action under the Plan. As authorized by ERISA, to prevent any two parties to the Plan from being deemed co-fiduciaries with respect to a particular function, the Plan is intended, and should be construed, to allocate to each party to the Plan only those specific powers, duties, responsibilities, and obligations as are specifically granted to it under the Plan.

         7.2 ALLOCATION OF RESPONSIBILITIES.

                  7.2.1 BOARD OF DIRECTORS. The Board shall have exclusive authority and responsibility for:

                  (i) The amendment or termination of this Plan in accordance with Sections 6.1 and 6.2 hereof; and

                  (ii) The delegation to the Severance Administration Committee of any authority and responsibility reserved herein to the Board.

                  7.2.2 SEVERANCE ADMINISTRATION COMMITTEE. The Severance Administration Committee shall serve as plan administrator and shall have exclusive authority and responsibility for those functions set forth in Section 7.3 hereof, in other provisions of this Plan, and in provisions of a trust used to pay benefits under this Plan.

         7.3 PROVISIONS CONCERNING THE SEVERANCE ADMINISTRATION COMMITTEE.

                  7.3.1 MEMBERSHIP AND VOTING. The Severance Administration Committee shall serve as plan administrator. The Severance Administration Committee shall consist of not less than three (3) members. The Severance Administration Committee shall act by a majority of its members at the time in office, and such action may be taken by a vote at a meeting, in writing without a meeting, or by telephonic communications. Attendance at a meeting, in person or by telephone, shall constitute waiver of notice thereof. A member of the Severance Administration Committee who is a Participant of the Plan shall not vote on any question relating specifically to such Participant. Any such action shall be voted or decided by a majority of the remaining members of the Severance Administration Committee. The Severance Administration Committee shall designate one of its members as the Chairman and shall appoint a Secretary who may, but need not, be a member thereof. The Severance Administration Committee may appoint from its members such subcommittees with such powers as the Severance Administration Committee shall determine.

                  7.3.2 DUTIES OF THE SEVERANCE ADMINISTRATION COMMITTEE. The Severance Administration Committee shall administer the Plan in accordance with its terms and shall have all the powers necessary to carry out such terms. The Severance Administration Committee shall execute any certificate, instrument or other written direction on behalf of the Plan and may make any payment on behalf of the Plan. All interpretations of the Plan, and questions concerning its administration and application, shall be determined by the Severance Administration Committee (or its delegate). The Severance Administration Committee may appoint such accountants, counsel, specialists, and other persons as it deems necessary or desirable in connection with the administration of the Plan. Such accountants and counsel may, but need not, be accountants and counsel for the Company or a Related Party.

         7.4 DELEGATION OF RESPONSIBILITIES; BONDING.

                  7.4.1 DELEGATION AND ALLOCATION. The Board and the Severance Administration Committee, respectively, shall have the authority to delegate or allocate, from time to time, by a written instrument, all or any part of their responsibilities under the Plan to such person or persons as each may deem advisable and in the same manner to revoke any such delegation or allocation of responsibility. Any action of a person in the exercise of such delegated or allocated responsibility shall have the same force and effect for all purposes hereunder as if such action had been taken by the Board or the Severance Administration Committee, as the case may be. Neither the Company, any Employer, the Board, the Severance Administration Committee nor any member thereof shall be liable for any acts or omissions of any such person, who shall periodically report to the Board or the Severance Administration committee, as applicable, concerning the discharge of the delegated or allocated responsibilities.

                  7.4.2 BONDING. The members of the Severance Administration Committee shall serve without bond (except as expressly required by federal law) and without compensation for their services as such.

         7.5 NO JOINT FIDUCIARY RESPONSIBILITIES. This Plan is intended to allocate to each named fiduciary the individual responsibility for the prudent execution of the functions assigned to it, and none of such responsibilities and no other responsibility shall be shared by two or more of such named fiduciaries unless such sharing is provided for by a specific provision of the Plan. Whenever one named fiduciary is required herein to follow the directions of another named fiduciary, the two named fiduciaries shall not be deemed to have been assigned a shared responsibility, but the responsibility of a named fiduciary receiving such directions shall be to follow them insofar as such instructions are on their face proper under applicable law.

         7.6 INFORMATION TO BE SUPPLIED BY EMPLOYER. Each Employer shall provide to the Severance Administration Committee or its delegate such information as it shall from time to time need in the discharge of its duties.

         7.7 FIDUCIARY CAPACITY. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

         7.8 CLAIMS PROCEDURES.

                  7.8.1 DEFINITIONS. For purposes of this Section 7.8, the following terms, when capitalized, will be defined as follows:

                             (i) Adverse Benefit Determination: Any denial,
                  reduction or termination of or failure to provide or make payment (in whole or in part) for a Plan benefit, including any denial, reduction, termination or failure to provide or make payment that is based on a determination of a Claimant's eligibility to participate in the Plan. Further, any invalidation of a claim for failure to comply with the claim submission procedure will be treated as an Adverse Benefit Determination.

                           (ii) Benefits Administrator: The person or office, if
                  any, to whom the Severance Administration Committee has delegated day-to-day Plan administration responsibilities and who, pursuant to such delegation, processes Plan benefit claims in the ordinary course.

                             (ii) Claimant: A Participant or beneficiary or an
                   authorized representative of such Participant or beneficiary who has filed or desires to file a claim for a Plan benefit.

                  7.8.2 FILING OF BENEFIT CLAIM. A Claimant must file with the Severance Administration Committee (or the Benefits Administrator) a written claim for benefits under the Plan on the form provided by, or in any other manner approved by, the Severance Administration Committee. (For purposes of applying the time periods for benefit determination pursuant to Subsection 7.8.4 below, filing a claim with the Benefits Administrator will be treated as filing a claim with the Severance Administration Committee.) In connection with the submission of a claim, the Claimant may examine the Plan and any other relevant documents relating to the claim, and may submit written comments relating to such claim to the Severance Administration Committee coincident with the filing of the benefit claim form. Failure of a Claimant to comply with the claim submission procedure will invalidate such claim unless the Severance Administration Committee in its discretion determines that it was not reasonably possible to provide such proof or comply with such procedure.

                  7.8.3 PROCESSING OF BENEFIT CLAIM. Upon receipt of fully completed benefit claim forms from a Claimant, the Severance Administration Committee (or the Benefits Administrator) shall process such benefit claim considering (i) all materials submitted by the Claimant in connection with the claim, (ii) all Plan provisions pertaining to the benefit claim, and (iii) where appropriate, all information as to whether such Plan provisions have in the past been consistently applied with respect to other similarly situated Claimants. The Severance Administration Committee (or the Benefits Administrator) shall process the claim within the time frame provided in Subsection 7.8.4 below.

                  7.8.4 NOTIFICATION OF ADVERSE BENEFIT DETERMINATION. In any case of an Adverse Benefit Determination of a claim for a Plan benefit, the Severance Administration Committee shall furnish written notice to the affected Claimant within a reasonable period of time but not later than ninety (90) days after receipt of such claim for Plan benefits (or within one hundred and eighty (180) days if special circumstances necessitate an extension of the ninety-day period and the Claimant is informed of such extension in writing within the ninety-day period and is provided with an extension notice consisting of an explanation of the special circumstances requiring the extension of time and the date by which the benefit determination will be rendered). Any notice that denies a benefit claim of a Claimant in whole or in part shall, in a manner calculated to be understood by the Claimant:

                  (i) State the specific reason or reasons for the Adverse Benefit Determination;

                  (ii) Provide specific reference to pertinent Plan provisions on which the Adverse Benefit Determination is based;

                  (iii) Describe any additional material or information necessary for the Claimant to perfect the claim and explain why such material or information is necessary; and

                  (iv) Describe the Plan's review procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under section 502(a) of ERISA following an Adverse Benefit Determination on review.

                  7.8.5 REVIEW OF ADVERSE BENEFIT DETERMINATION. A Claimant has the right to have an Adverse Benefit Determination reviewed in accordance with the following claims review procedure:

                  (i) The Claimant must submit a written request for such review to the Severance Administration Committee not later than sixty (60) days following receipt by the Claimant of the Adverse Benefit Determination notification;

                  (ii) The Claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits to the Severance Administration Committee;

                  (iii) The Claimant shall have the right to have all comments, documents, records, and other information relating to the claim for benefits that have been submitted by the Claimant considered on review without regard to whether such comments, documents, records or information was considered in the initial benefit determination; and

                  (iv) The Claimant shall have reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits free of charge upon request, including (a) documents, records or other information relied upon for the benefit determination,
         (b) documents, records or other information submitted, considered or generated without regard to whether such documents, records or other information were relied upon in making the benefit determination, and
         (c) documents, records or other information that demonstrates compliance with the standard claims procedure.

         The decision on review by the Severance Administration Committee will be binding and conclusive upon all persons, and the Claimant shall neither be required nor be permitted to pursue further appeals to the Severance Administration Committee.

                  7.8.6 NOTIFICATION OF BENEFIT DETERMINATION ON REVIEW. Notice of the Severance Administration Committee's final benefit determination regarding an Adverse Benefit Determination will be furnished in writing or electronically to the Claimant after a full and fair review. Notice of an Adverse Benefit Determination upon review will:

                  (i) State the specific reason or reasons for the Adverse Benefit Determination;

                  (ii) Provide specific reference to pertinent Plan provisions on which the Adverse Benefit Determination is based;

                  (iii) State that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits including (a) documents, records or other information relied upon for the benefit determination, (b) documents, records or other information submitted, considered or generated without regard to whether such documents, records or other information were relied upon in making the benefit determination, and (c) documents, records or other information that demonstrates compliance with the standard claims procedure; and

                  (iv) Describe the Claimant's right to bring an action under section 502(a) of ERISA.

         The Severance Administration Committee shall notify a Claimant of its determination on review with respect to the Adverse Benefit Determination of the Claimant within a reasonable period of time but not later than sixty (60) days after the receipt of the Claimant's request for review unless the Severance Administration Committee determines that special circumstances require an extension of time for processing the review of the Adverse Benefit Determination. If the Severance Administration Committee determines that such extension of time is required, written notice of the extension (which shall indicate the special circumstances requiring the extension and the date by which the Severance Administration Committee expects to render the determination on review) shall be furnished to the Claimant prior to the termination of the initial sixty (60)-day review period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial sixty (60)-day review period. In the event such extension is due to the Claimant's failure to submit necessary information, the period for making the determination on a review will be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

                  7.8.7 EXHAUSTION OF ADMINISTRATIVE REMEDIES. Completion of the claims procedures described in this Section 7.8 will be a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by a Claimant or by any other person or entity claiming rights individually or through a Claimant; provided, however, that the Severance Administration Committee may, in its sole discretion, waive compliance with such claims procedures as a condition precedent to any such action.

                  7.8.8 PAYMENT OF BENEFITS. If the Severance Administration Committee (or the Benefits Administrator) determines that a Claimant is entitled to a benefit hereunder, payment of such benefit will be made to such Claimant (or commence, as applicable) as soon as administratively practicable after the date the Severance Administration Committee (or the Benefits Administrator) determines that such Claimant is entitled to such benefit or on such other date as may be established pursuant to the Plan provisions or, as applicable, designated by the Severance Administration Committee.

                  7.8.9 AUTHORIZED REPRESENTATIVES. An authorized representative may act on behalf of a Claimant in pursuing a benefit claim or an appeal of an Adverse Benefit Determination. An individual or entity will only be determined to be a Claimant's authorized representative for such purposes if the Claimant has provided the Severance Administration Committee with a written statement identifying such individual or entity as his authorized representative and describing the scope of the authority of such authorized representative. In the event a Claimant identifies an individual or entity as his authorized representative in writing to the Severance Administration Committee but fails to describe the scope of the authority of such authorized representative, the Severance Administration Committee shall assume that such authorized representative has full powers to act with respect to all matters pertaining to the Claimant's benefit claim under the Plan or appeal of an Adverse Benefit Determination with respect to such benefit claim.

                           ARTICLE VIII. MISCELLANEOUS

         8.1 PAYMENT OBLIGATIONS ABSOLUTE. Each Employer's obligation to pay any amounts or to provide benefits continuation or any other benefits described in Sections 3.3 and 3.5 hereof shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its Subsidiaries may have against any Participant.

         8.2 INDEMNIFICATION. If a Participant institutes any legal action in seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by the Plan, his Employer shall, if the Participant prevails in such action, pay for all reasonable legal fees and expenses incurred by such Participant.

         8.3 EMPLOYMENT STATUS. The Plan does not constitute a contract of employment or impose on the Participant or the Participant's Employer any obligation to retain the Participant as an Employee, any restriction on changing the status of the Participant's employment, or any restriction on changing the policies of the Company or its Subsidiaries regarding termination of employment.

         8.4 VALIDITY AND SEVERABILITY. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         8.5 GOVERNING LAW. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the United States and, to the extent not preempted by such laws, by the laws of the State of Texas, without regard to choice of law principles.

         8.6 WITHHOLDING AND PAYMENT OF TAXES. The Company or the Subsidiaries may withhold from any amounts payable under the Plan all federal, state, local and/or other taxes as shall be legally required. In addition, subject to the provisions of Section 3.5 hereof, each Participant shall be solely responsible for the payment of all income, excise and other taxes which are individually levied on him by any taxing authority with respect to any amount paid to such Participant under the Plan.

         8.7 OBLIGATIONS UNFUNDED. All benefits due a Participant under the Plan are unfunded and unsecured and are payable out of the general funds of the Employers. One or more Employers may establish a "grantor trust" for the payment of benefits and obligations hereunder, the assets of which shall be at all times subject to the claims of creditors as provided for in such trust.

         8.8 CONSTRUCTION. For purposes of the Plan, the following rules of construction shall apply:

                  8.8.1 No act or failure to act on a Participant's part shall be considered "willful" unless done or omitted to be done by the Participant not in good faith and without reasonable belief that such act or omission was in the best interest of the Company or a Subsidiary.

                  8.8.2 The word "or" is disjunctive but not necessarily exclusive.

                  8.8.3 Words in the singular include the plural; words in the plural include the singular; and words in the neuter gender include the masculine and feminine genders and words in the masculine or feminine gender include the other and neuter genders.

         The Plan has been adopted by the Company to be effective as of the 25th day of September, 2003.

                                    WILLBROS GROUP, INC.


                                    By:      /s/ Michael F. Curran
                                             ---------------------------------
                                             Name:  Michael F. Curran
                                             Title: Chief Executive Officer